Exhibit 23.2





             CONSENT OF INDEPENDENT AUDITORS




We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-42543 dated August 30, 1991) pertaining to the Cognitronics Corporation 1967 Employee Stock Purchase Plan, the Registration Statements (Form S-8 No. 33-42544 dated August 30, 1991 and Form S-8 No. 333-05897 dated June 13, 1996) pertaining to the Cognitronics Corporation 1990 Stock Option Plan and the Registration Statement (Form S-8 No. 333-05899 dated June 13, 1996) pertaining to the Cognitronics Corporation Restricted Stock Plan of our report dated March 7, 2003, with respect to the consolidated financial statements of Cognitronics Corporation, as of December 31, 2002, and for each of the two years in the period ended December 31, 2002 included in the Annual Report (Form 10-K) for the year ended December 31, 2003.




                                                 /s/ Ernst & Young LLP

Stamford, Connecticut
March 29, 2004